Exhibit 99.1


                   Global Crossing Obtains Waiver Resolving
                        Year-End Bank Covenant Concerns

FOR IMMEDIATE RELEASE: Friday, December 28, 2001

Hamilton, Bermuda - Global Crossing Ltd. (NYSE: GX) announced today that it has reached agreement with a consortium of banks led by J.P. Morgan Chase and Citibank for a waiver of potential violations of certain financial covenants in the company's credit agreement with the consortium. This waiver resolves concerns that the company would be out of compliance with these covenants at the end of the year 2001.

Global Crossing had previously announced that it anticipated the need for such a waiver.

The agreement between Global Crossing and the banks, which is effective today, provides for a waiver of the relevant financial covenants through February 13, 2002. The waiver requires Global Crossing to maintain certain cash balances in order to keep the waiver in force.

"We expect to continue discussions with our bank lenders about the terms of our bank credit agreement as we pursue discussions with potential equity investors," said John Legere, chief executive officer of Global Crossing.

ABOUT GLOBAL CROSSING:
Global Crossing Ltd. (NYSE: GX) provides telecommunications solutions over the world's first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas and Europe, and provides services in Asia through its subsidiary, Asia Global Crossing (NYSE: AX). Please visit www.globalcrossing.com or www.asiaglobalcrossing.com for more information.

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CONTACT GLOBAL CROSSING

Media Contacts:
Dan Coulter
+1 973-410-5810
daniel.coulter@globalcrossing.com

Becky Yeamans
+1 973-410-5857
rebecca.yeamans@globalcrossing.com

Analysts/Investor Contacts:
      Ken Simril
      + 1 310-385-5200
      investors@globalcrossing.com